Exhibit 10.14

Intelsat Global, Ltd.

May 6, 2009

Michael McDonnell

[Address]

[Address]

Dear Mr. McDonnell:

Reference is made to (i) that certain Management Shareholders Agreement (the “Management Shareholders Agreement”) of Intelsat Global, Ltd. (formerly known as Serafina Holdings Limited, the “Company”), effective as of February 4, 2008, by and among the Company, the “Sponsor Shareholders” as defined therein, and each of the individual shareholders who become parties thereto from time to time (each individually, a “Management Shareholder,” and collectively, the “Management Shareholders,” and together with the Sponsor Shareholders, the “Shareholders” and each a “Shareholder”) (ii) that certain Employment Agreement (the “Employment Agreement”) effective as of November 3, 2008 by and between you and the Company (iii) that certain Share Option Agreement dated as of May 6, 2009 by and between you and the Company (the “Option Agreement”) and (iv) that certain Class B Restricted Share Agreement dated as of May 6, 2009 by and between you and the Company (the “Class B Restricted Share Agreement” and together with the Option Agreement, the “Equity Award Agreements”). Capitalized terms used but not otherwise defined in this letter agreement (the “Letter Agreement”) shall have the meanings ascribed to them in the Management Shareholders Agreement.

1. Conversion of Shares.

Notwithstanding anything to the contrary in the Management Shareholders Agreement, with respect to the Class B Shares held by you and your Permitted Transferees, in the event that the Board implements a conversion (“Conversion”) of any or all of the outstanding Class A Shares and Class B Shares into one single class of common stock or converts any or all of the outstanding Class B Shares into Class A Shares (in either case, “Company Common Shares”), unless otherwise agreed by the parties, immediately following such Conversion the Company shall grant you an option (the “New Option”) to purchase that number of Company Common Shares such that upon the grant of the New Option your fully diluted ownership of the Company with respect to Company Common Shares received upon the Conversion of Class B Shares and the New Option, as determined on a percentage basis and assuming the New Option is exercised with respect to all shares covered thereby, remains the same as your fully diluted ownership of the Company with respect to the Class B Share awards immediately prior to the Conversion. The New Option shall have an exercise price equal to the Fair Market Value per Company Common Share as of the date of grant, shall have a maximum term through February 4, 2018, shall be eligible to become vested on the same terms as the Class B Share awards subject to the Conversion (based on an initial grant date of November 3, 2008 and an initial vesting date of May 3, 2009) and shall otherwise have terms substantially the same as those applicable to the share option granted to you by the Company on May 6, 2009 (the “Option”).

2. Piggy-Back Registration Rights.

Notwithstanding anything to the contrary in the Management Shareholders Agreement, you shall have the following “piggy-back” registration rights with respect to your fully vested Restricted Shares, including, without limitation, any vested Class B Restricted Shares and any shares acquired upon the exercise of vested Options prior to such Registration:

(a) Company Registration.

(i) Following any Initial Public Offering or Listing Event by the Company, if the Company shall determine to Register any of its equity securities either for its own account or for the account of the Sponsor Shareholders other than a Registration (x) relating solely to employee stock or benefit plans, (y) relating solely to a Commission Rule 145 transaction, or (z) on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

(A) promptly give to you a written notice thereof; and

(B) include in such Registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by you within fifteen (15) days after receipt of the most recent written notice from the Company described in clause (A) above, as the case may be, except as set forth in Section 2(a)(ii)(B) below. Such written request may specify all or a part of your Registrable Securities, as the case may be.

(ii) Underwriting.

(A) If the Registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise you as a part of the written notice given pursuant to Section 2(a)(i)(A). In such event, your right pursuant to this Section 2 shall be conditioned upon your participation in such underwriting and the inclusion of your Registrable Securities in the underwriting to the extent provided herein. You shall agree to sell your shares on the basis provided in any customary underwriting arrangements approved by the Company and complete and execute all customary questionnaires, power of attorney, indemnities and other documents, in each case in customary form, required for such underwriting arrangements and enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for underwriting by the Company.

(B) Notwithstanding any other provision of this Section 2, if the representative of the underwriter or underwriters determines that marketing factors require a limitation on the number of shares to be underwritten, the representative may exclude from such Registration and underwriting some or all of the Registrable Securities which would otherwise be underwritten pursuant hereto. The Company shall so advise you, and subject to the next paragraph, the number of shares of securities that may be included in the Registration and underwriting by you shall be reduced, by such minimum number of shares as is necessary to comply with such limitation. For the avoidance of doubt, none of the securities being Registered by the Company for its own account shall be excluded. If you disapprove of the terms of any such underwriting, you may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

The Company shall give written notice to you of the receipt of a request for registration pursuant to this Section 2(a) and shall provide you with a reasonable opportunity to participate in the Registration on substantially the same terms as the Company’s participation therein; provided, that the Sponsor Shareholders are not treated more favorably than you with respect to piggyback rights, cutbacks and other limitations; and provided further, that if the Registration is for an underwritten offering, the terms of this Section 2(a)(ii) shall apply to all participants in such offering.

(b) Company Control. The Company may decline to file a registration statement referenced to in Section 2(a), or withdraw such registration statement after filing, but prior to the effectiveness of the registration statement; provided that such restriction applies to all security holders selling securities through such registration statement; provided further that the Company shall promptly notify you in writing of any such action. You shall not be permitted to sell any securities pursuant to Section 2(a) at any time that the Board determines in good faith that it would be materially detrimental to the Company or its shareholders for sales of securities to be made; provided that the Company shall promptly notify you in writing of any such action. The Company shall have the sole discretion to select any and all underwriters that may participate in any underwritten offering.

(c) Expenses of Registration. All Registration Expenses incurred in connection with any Registration, qualification or compliance pursuant to this Section 2 shall be borne by the Company, except that the following expenses shall be borne by you: (i) the costs and expenses of counsel to you to the extent you retain counsel (except the costs of one legal counsel for all selling shareholders to the extent retained, which shall be borne by the Company); (ii) underwriting discounts, commissions, fees or similar compensation owing to underwriters, selling brokers, dealer managers or other industry professionals, to the extent relating to the distribution or sale of your securities; and (iii) transfer taxes with respect to the securities sold by you.

(d) Registration Procedures. In the case of each Registration effected by the Company pursuant to this Section 2, the Company will keep you advised in writing as to the initiation of each Registration, the effective time of each such Registration, and the completion thereof. At its expense, the Company will, subject to the terms of this Section 2:

(i) keep such Registration that has become effective continuously current and effective, and not subject to any stop order, injunction or other similar order or requirement of the Commission, until the earlier of (x) the expiration of the Required Period and (y) the date on which all Registrable Securities covered by such Registration (i) have been disposed of pursuant to such Registration or (ii) cease to be Registrable Securities; provided that in no event will such period expire prior to the expiration of the applicable period referred to in Section 4(3) of the

Securities Act and Rule 174 promulgated thereunder. In the event of any stop order, injunction or other similar order or requirement of the Commission or any other governmental or regulatory authority relating to any Registration, the Required Period for such Registration will be extended by the number of days during which such stop order, injunction or similar order or requirement is in effect.

(ii) furnish such number of copies of prospectuses, offer documents and other documents incident thereto as you from time to time may reasonably request;

(iii) notify you as a holder of Registrable Securities covered by such Registration at any time when a prospectus relating thereto is required to be delivered under the Securities Act or other applicable law of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(iv) furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (A) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such Registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the shareholders participating in such Registration and (B) a letter, dated as of such date, from the independent registered public accountants of the Company, in form and substance as is customarily given by independent registered public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the shareholders participating in such Registration;

(v) before filing any registration statement, prospectus, offer document and other documents incident or any amendments or supplements thereto, the Company shall furnish to and afford you a reasonable opportunity to review and comment on copies of all such documents (including copies of all exhibits thereto) proposed to be filed;

(vi) make available upon reasonable advance notice for inspection by you all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary to enable you to conduct a reasonable investigation for purposes of Section 11(a) of the Securities Act and other applicable antifraud and securities laws and cause the Company’s officers, directors and employees to make available for inspection all information reasonably requested by you in connection with such Registration;

(vii) use its commercially reasonable efforts to cause all Registrable Securities covered by a Registration to be listed or qualified for trading on any stock exchange or quotation service on which the Company’s outstanding Shares are listed or qualified for trading;

(viii) comply with all applicable rules and regulations of the applicable governmental or regulatory authority and, in the case of a U.S. public offering, make generally available to security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) not later than 45 calendar days after the end of any 12-month period (or 90 calendar days after the end of any 12-month period if such period is a fiscal year) (A) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a public offering and (B) if not sold to underwriters in such an offering, commencing on the first day of the fiscal quarter of the Company after the effective date of a registration statement, which statements shall cover said 12-month periods;

(ix) cooperate with you in connection with any filings required to be made with the National Association of Securities Dealers, Inc. or any other analogous regulation;

(x) use its commercially reasonable efforts to respond to your reasonable request for information regarding the status of a Registration of your Registrable Securities; and

(xi) use its commercially reasonable efforts to take all other steps reasonably necessary to effect the Registration, qualification, offering and sale of the Registrable Securities covered by a Registration contemplated hereby and enter into any other customary agreements and take such other actions, including participation in “roadshows”, as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

(e) Indemnification.

(i) To the extent permitted by law, the Company will indemnify you with respect to each Registration which has been effected pursuant to this Section 2 against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any of the following (each, a “Violation”): (x) any untrue statement (or alleged untrue statement) of a material fact contained in any preliminary or final prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (y) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any violation by the Company of the securities laws, including the Securities Act or the Exchange Act or any rule or regulation thereunder, applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration, qualification or compliance; and will reimburse you for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to you to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon a Violation which occurs in reliance upon and in conformity with information furnished to the Company by you, where such information is specifically provided in writing for use in such prospectus, offering circular or other document.

(ii) You will, if Registrable Securities held by you are included in the securities as to which such Registration, qualification or compliance is being effected, indemnify the Company, each of its directors, each of its officers who have signed the registration statement and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter, each other selling shareholder and each of their officers, directors, and partners, and each person controlling such other shareholder against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement of a material fact contained in any such registration statement, prospectus, offering circular or other document made by you, or any omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading, made in reliance upon and in conformity with information furnished in writing by you to the Company expressly for use in connection with such registration statement, prospectus, offering circular or other document and will reimburse the Company and such other shareholder, directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by you and stated to be specifically for use therein; provided, however, that the aggregate amount of your obligations hereunder by way of the indemnification or contribution under Section 2(e)(ii) and 2(e)(iv) shall be limited to an amount equal to the net proceeds to you of securities sold as contemplated herein.

(iii) Each party entitled to indemnification under this Section 2(e) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party); provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article IV unless and to the extent the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(iv) If the indemnification provided for in this Section 2(e) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations except that such contribution shall be limited to an amount equal to the net proceeds to you of securities sold as contemplated herein. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(v) Notwithstanding the foregoing and subject to Section 2(a)(ii) hereof, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

(vi) The Company will not be liable to you to the extent that any claims, losses, damages and liabilities arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if either (i) such untrue statement or alleged untrue statement or such omission or alleged omission was corrected in a final prospectus or issuer free writing prospectus provided to you prior to the confirmation of the sale of relevant securities to the Person asserting the claim from which such losses, damages and liabilities arise, and you thereafter failed to send or deliver a copy of the final prospectus or issuer free writing prospectus with or prior to the delivery of written confirmation of such sale in any case in which such delivery is required under the Securities Act or other applicable law or (ii) such untrue statement or alleged untrue statement or omission or alleged omission was corrected in an amendment or supplement to the final prospectus or issuer free writing prospectus previously furnished by or on behalf of the Company and such final prospectus or issuer free writing prospectus as so amended or supplemented was provided to you prior to the confirmation of the sale of the relevant securities to the Person asserting the claim from such losses, damages and liabilities arise, and you thereafter failed to send or deliver such final prospectus or issuer free writing prospectus as so amended or supplemented with or prior to the delivery of written confirmation of such sale in any case in which such delivery is required under the Securities Act or other applicable law.

(f) Information by the Shareholders. You shall furnish to the Company such information regarding the distribution proposed by you as the Company may reasonably request in writing and as shall be reasonably required in connection with any Registration, qualification or compliance referred to in this Section 2.

(g) “Market Stand-off” Agreement.

(i) You agree not to sell or otherwise transfer or dispose of any Registrable Securities held by you, if requested by the Company and an underwriter of equity securities of the Company, for a period not longer than the 180-day period following the consummation of an underwritten public offering covered by the registration statement of the Company filed under the Securities Act for the Initial Public Offering and, if requested by the Company and an underwriter of equity securities of the Company, for a period not longer than the 90-day period following the consummation of a Listing Event or an underwritten public offering covered by any other registration statement of the Company filed under the Securities Act; provided that if such offering includes a primary underwritten offering by the Company, all directors and substantially all officers of the Company enter into similar agreements; and provided further that if such offering does not include a primary underwritten offering by the Company, you shall only be required to enter into such agreements if you are selling shares in connection with such offering.

(ii) If requested by the underwriters, you shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said period. The provisions of this Section 2(g) shall be binding upon any transferee who acquires Registrable Securities other than those obtained in a sale pursuant to Rule 144 or as a result of an effective registration statement.

(h) Transfer of Registration Rights. The registration rights set forth in this Section 2 may be assigned, in whole or in part, to any Permitted Transferee (who shall be bound by all obligations of the Management Shareholders Agreement and this Letter Agreement), provided that such Transfer is in accordance with the terms of the Management Shareholders Agreement and this Letter Agreement.

(i) Termination

The registration rights set forth in this Section 2 shall not be available to you if all of the Registrable Securities held by you have been sold in a registration pursuant to the Securities Act or pursuant to Rule 144.

(j) Definitions

For purposes of this Section 2, the following terms have the meanings set forth below:

(i) “Commission” shall mean the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(ii) “Register”, “Registered” and “Registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any pre- and post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement.

(iii) “Registrable Securities” shall mean all Common Shares and all Common Shares issued or issuable upon conversion of any shares (including shares of capital stock of the Company issued or issuable with respect to such shares by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof).

(iv) “Registration Expenses” shall mean all expenses incurred by the Company in compliance with this Section 2, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, fees and expenses of counsel for the shareholders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

(v) “Required Period” shall mean, with respect to a “shelf registration,” two years following the first day of effectiveness of such Registration, and with respect to any other Registration, one hundred and eighty (180) days following the first day of effectiveness of such Registration.

3. Fair Market Value/Class B Repurchase Price Determination. Notwithstanding anything to the contrary in the Management Shareholders Agreement, the Equity Award Agreements, the Employment Agreement or the Intelsat Global, Ltd. 2008 Share Incentive Plan (the “Plan”), with respect to your Class A Restricted Shares, the Fair Market Value of such shares shall be determined as set forth in the Plan or the Management Shareholders Agreement, as the context requires, and with respect to your Class B Restricted Shares, the Class B Repurchase Price (as defined in the Plan) shall be determined as set forth in the Plan; provided however that, in the event that you disagree with the Board’s determination of Fair Market Value and/or the Class B Repurchase Price for purposes of any repurchase of your shares by the Company, you may require the Company to retain a valuation company, to be chosen by the Company from a list that you provide of not less than three nationally recognized valuation companies, to determine the Fair Market Value and/or the Class B Repurchase Price. The Company will bear the cost of such appraisal, unless the appraised value is 110% or less of the Board’s determination of the applicable Fair Market Value and/or the Class B Repurchase Price, in which case you will bear the cost of such appraisal.

4. Termination of the Management Shareholders Agreement. Notwithstanding anything to the contrary in Section 12(a) and (b) of the Management Shareholders Agreement, the Board may not (i) terminate any of your rights set forth in this Letter Agreement or (ii) amend the Management Shareholders Agreement in any manner that would materially and adversely affect your rights therein without your prior written consent.

5. Resolving Inconsistencies. Notwithstanding anything to the contrary in the Plan, the Equity Award Agreements and the Employment Agreement, any inconsistencies between the Plan and the Equity Award Agreements shall be resolved in favor of the resolution procedures in the applicable Equity Award Agreement or the Employment Agreement. Any amendment or modification of the Plan or the Equity Award Agreements shall not impair any of your rights thereunder without your consent.

This Letter Agreement, the Management Shareholders Agreement, the Equity Award Agreements, and the Employment Agreement constitute the entire agreement between you and the Company with respect to the subject matter described herein. For the avoidance of doubt, the terms of the Management Shareholders Agreement shall continue in full force and effect after the date hereof.

6. Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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[Signature page follows]

Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to the Company. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement (along with all other agreements referenced herein, including without limitation, the Management Shareholders Agreement, the Employment Agreement, and the Equity Award Agreements) in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you, the Company and all other interested parties. This Letter Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

COMPANY

INTELSAT GLOBAL, LTD.

By:	/s/ David McGlade
Name:	David McGlade
Title:	Chief Executive Officer

Agreed and acknowledged as of the date first above written:

/s/ Michael McDonnell
Michael McDonnell

Letter Agreement Regarding Management Shareholders Agreement of Intelsat Global, Ltd.